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                                                                      Exhibit 10


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of the 31st day of January, 2002 (the "Effective Date"), among CARMIKE CINEMAS, INC., a Delaware corporation (the "Company"), and MICHAEL W. PATRICK, 7233 Standing Boy Road, Columbus, GA 31904 (the "Executive"), sometimes hereinafter referred to collectively as the "Parties".

                              W I T N E S S E T H :

         WHEREAS, Employee is Chief Executive Officer of the Company;

         WHEREAS, on August 8, 2000, the Company and certain of its affiliates and subsidiaries commenced cases under title 11 of the United States Code (the "Bankruptcy Code") by filing petitions with the Bankruptcy Court and continue to operate their businesses as debtors and debtors in possession;

         WHEREAS, the Bankruptcy Court confirmed a plan of reorganization and disclosure statement on January 4, 2002 both of which contemplated this Agreement as the Reorganized Carmike Employment Agreement;

         WHEREAS, this Agreement provides for a grant of restricted stock, subject to the approval of the Board of Directors of the Company, on the terms described herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

         1. EMPLOYMENT: (a) The Company agrees to employ the Executive as its chief executive officer, and the Executive agrees to work for the Company for a period (hereinafter called the "Employment Period") commencing on the date of this Agreement and ending at the expiration of five (5) years from said date; provided, however, that on December 31 of each year hereof, the term hereof shall be extended for one (1) year providing that neither the Company nor the Executive shall have given written notice to the other during the thirty (30) days prior to such anniversary date of its or his wish not to so extend this Agreement. (b) The Executive shall during the Employment Period have the duties as are consistent with his position and as are prescribed by the Board of Directors to whom he shall report.

         2. COMPENSATION: (a) The Company will continue to pay the Executive during the Employment Period a base salary of $850,000 per year. The base salary, as may be increased from time to time, is the Executive's "Base Salary" for purposes of this Agreement. Salary shall be payable semi-monthly in arrears, and shall be subject to such payroll and withholding deductions as are required by law. (b) The Executive will during the term of the Employment Period be entitled to participate in all welfare benefit plans (as such term is defined by Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, (such plans, the "Welfare Benefit Plans")) and such
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other employee and fringe benefit plans offered by the Company, pursuant to the terms of such plans and on such terms and on the same basis as other similarly situated senior executive officers. (c) The Executive shall be eligible to receive during the term of the Employment Period an annual bonus of up to fifty percent (50%) of his base salary for such year (such bonus, the "Target Bonus"), based on his achievement of targets based on performance criteria established from time to time by the Board of Directors. (d) On each of the third, fourth and fifth anniversary dates of the Effective Date, the Company shall issue and/or deliver to the Executive and the Executive shall receive from the Company that number of shares of the Company's Common Stock and associated other property and securities which, as appropriately adjusted to reflect any intervening non-cash dividends, stock splits, reorganizations, recapitalizations, mergers, changes in capital, stock exchanges and similar transactions, would be equivalent to 260,000 shares of the Company's Common Stock if issued and owned continuously from the Effective Date to the date of each such installment, provided, however, that no such installment delivery shall be made if earlier thereto the Executive's employment has been terminated by the Company for Cause (as hereinafter defined) or the Executive has breached his obligations set forth in Sections 7(d), (e), (f) and (g) hereof; and, provided, further, that all such installment deliveries which have not theretofore been made or cancelled pursuant to the foregoing proviso shall be made immediately upon the happening of Executive's death or a Change in Control (as hereinafter defined), except, at the Executive's option, a Change in Control defined in Section 6(b)(2) or in the proviso set forth in Section 6(b)(1). Notwithstanding the installment delivery dates set forth above, Executive may at his option extend any such installment delivery date to a later date or dates selected by Executive provided that the Executive gives the Company written notice of such extension date(s) no later than twelve months prior to the date then scheduled for such installment delivery, and such extension date or dates shall thereafter be treated for all purposes as though it or they were the installment date or dates originally set forth in this Agreement. This award shall also be subject to the terms of the award agreement issued under the Carmike Cinemas, Inc. 2002 Stock Plan; provided that if there are any conflicts between this Section 2(d) and the award agreement, the provisions of this
Section 2(d) shall control.

3. INSURANCE-DEATH BENEFIT. (a) If the Executive dies during the term of the Employment Period, the Company shall pay to the surviving spouse of the Executive, or to such other person as the Executive may designate in writing the sum of one (1) year's Base Salary, which payment shall be made monthly for twelve (12) months following the date of his death. (b) The Executive understands that the Company has purchased Key Man insurance on the life of the Executive, of which the Company shall be the designated beneficiary. Accordingly, the Executive herewith agrees to submit to such physical examination as may be required by any insurance company to bind the amount of insurance the Company wishes to purchase on Executive's life.

4. TRAVEL AND ENTERTAINMENT EXPENSE ALLOWANCES. (a) In addition to the compensation to be paid to the Executive, the Company shall, during the


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Employment Period, reimburse the Executive for all reasonable and necessary expenses actually incurred by him in performance of his duties. In addition, the Company during the Employment Period shall reimburse the Executive consistent with past practice of the Company with respect to paying or reimbursing the Executive for certain items. (b) The Company shall during the Employment Period provide the Executive with a car and driver for use by the Executive in the performance of his duties.

         5. EMPLOYMENT PERIOD. (a) The "Employment Period" shall commence on the date set forth above; provided, however, that should the Executive's employment by the Company be earlier terminated as hereinafter set forth in this section, the Employment Period shall end on the date of such earlier termination. (b) The Employment Period shall be terminated (i) upon the death of the Executive; (ii) in the event that because of any physical or mental disability, the Executive is unable to perform, does not perform for a continuous period of six (6) months his duties as a senior executive officer, by written notice therefor, (iii) by the Company for Cause, by delivery to the Executive of a written notice specifying such termination and the reasons therefor. During the period after notice is given and before termination of employment becomes effective, the Executive shall continue to be a regular employee of the Company, and shall be entitled to receive his salary and perquisites to the extent of his participation prior to the giving of such notice. (c) For the purpose of this Agreement, "Cause" shall mean willful malfeasance.

         6. CHANGE IN CONTROL.

                  (a) In General: In the event there is a Change in Control (as defined in this paragraph) of the Company, this Agreement shall, in order to help to eliminate the uncertainties and concerns which may arise at such time, be automatically extended for a period of five (5) years, beginning on the first day of the month during which such Change in Control shall occur, upon all the same terms and provisions contained herein.

                  (b) Definition: A "Change in Control" shall be deemed to have occurred upon the happening of any one of the following circumstances:

                           (1) Any person, group (as used in Section 13(d)(3) of
the Securities Exchange Act of 1934) or organization, other than a Signatory to the Stockholders' Agreement, dated as of January 31, 2002, by and among the Company, the Executive, GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman Sachs & Co. Verwaltungs Gmbh, Bridge Street Fund 1998, L.P., Stone Street Fund 1998, L.P., the Jordan Trust, TJT(B), TJT(B) (Bermuda) Investment Company Ltd., David W. Zalaznick and Barbara Zalaznick, jt ten, Leucadia Investors, Inc. and Leucadia National Corporation (each a "Signatory") (the "Stockholders' Agreement"), becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding stock, provided that a Change in Control under this subsection (1) shall be deemed to have occurred regardless of whether such


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person, group or organization is a Signatory if such person, group or organization becomes the beneficial owner of 50% or more of the combined voting power of the Company's outstanding stock and the Executive gives the Company written notice that Good Reason (as hereinafter defined) has occurred subsequent to such event;

                           (2) Breach by any party other than the Executive to
the Stockholders' Agreement of the provisions of Section 1 of the Stockholders' Agreement, which, without Executive's written consent has, or will have, the effect of (1) removing from the Board of Directors the Executive, Carl Patrick, Jr. or the independent director designated by the Executive or (2) reducing the percentage voting power of the Executive, Carl Patrick, Jr. or the independent director designated by the Executive on the Board of Directors;

                           (3) The stockholders of the Company have approved a
merger in which the Company is not the surviving company or sale of all or substantially all of the assets of the Company, or the consummation of a complete liquidation or dissolution of the Company;

                           (4) The Company combines with another company and is
the surviving company, but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting control of the combined company.

Notwithstanding the foregoing provisions of this Section 6(b), a Change in Control shall not be deemed to have occurred as a result of the Company's commencement of a case under the Bankruptcy Code or any action taken in accordance with and as explicitly provided in any plan under chapter 11 approved by the Bankruptcy Court with respect to the Company.

                  (c) No Requirement to Seek Employment and No Offset: The Company agrees that if the Executive's employment is terminated by the Company during the term of this Agreement, following a Change in Control, the Executive is not required to seek other employment or attempt in any way to reduce the amounts payable to the Executive by the Company pursuant to the applicable terms of this Agreement or extensions hereof; it being understood and agreed that the amount of any payment or benefit to the Executive provided for hereunder shall not be reduced by any compensation earned by the Executive as a result of his employment by another employer, by any retirement benefits or by the Company's attempt to offset any amount claimed to be owed by the Executive to the Company or otherwise.

                  (d) Executive's Termination for "Good Reason": If following a Change in Control, the Executive terminates his employment hereunder for "Good Reason", as hereinafter defined, the Executive shall be entitled to all of the compensation and benefits provided for under this Agreement, or any extension hereto as if the Company had


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terminated the Executive "Without Cause." Termination by the Executive for "Good
Reason" shall mean the occurrence of any one or more of the following events:

                           (1) Any breach by the Company of the terms and
conditions of this Agreement, or any extensions hereof, effecting the Executive's salary and bonus compensation, employee benefits, stock awards or the loss of any of the Executive's titles or positions with the Company;

                           (2) A significant diminution of the Executive's
duties and responsibilities;

                           (3) The assignment to the Executive of any duties
inconsistent with his duties and responsibilities existing at the time of a Change in Control;

                           (4) Any purported termination of the Executive's
employment by the Company other than as permitted by this Agreement;

                           (5) The relocation of the Company's principal office
or the Executive's own office to any place outside an area which is within twenty-five (25) miles of the current principal office of the Company in Columbus, Georgia;

                           (6) The failure of any successor to the Company to
expressly assume and agree to discharge the Company's obligations to the Executive under this Agreement or any extensions hereof, in form and substance satisfactory to the Executive.

Notwithstanding the foregoing provisions of this Section 6(d), the Executive shall not have Good Reason solely as a result of the Company's commencement of proceedings under chapter 11 of the Bankruptcy Code.

                  (e) Severance. In the event of the Executive's involuntary termination of employment with the Company (other than by reason of death, disability or for Cause) or resignation for Good Reason, the Executive shall be entitled to a lump sum payment equal to the Executive's Base Salary and, if applicable, the Target Bonus for the year of termination, multiplied by the number of full and partial years remaining in the Employment Period. In addition, the Company shall afford the Executive the ability to continue to participate in the Welfare Benefit Plans for the period remaining in the Employment Period. If continued participation in such Welfare Benefit Plans is not permitted by law or the terms of the Benefit Plans, the Company shall provide the Executive with an amount sufficient to permit the Executive to purchase comparable coverage.

         7. RESTRICTIVE COVENANTS.

                  (a) Definitions. As used in Section 7, the following definitions will apply:


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                           (1) "Company" means Carmike Cinemas, Inc. and its
subsidiaries and includes the successors and assigns of Carmike Cinemas, Inc.

                           (2) "Business" means the business of owning and/or
managing motion picture theaters.

                           (3) "Material Contact" means personal contact with a
vendor (which, for purposes of this Section 7, specifically and without limitation includes film suppliers) or customer of the Company, the supervision of the efforts of those who have direct personal contact with such vendor or customer, or access to confidential information concerning such vendor or customer.

                           (4) "Confidential Information" means information
about the Company and its business practices, employees, customers and/or vendors to the extent not generally known outside of the Company, which Executive learns of in connection with Executive's employment with the Company, and which would be useful to competitors of the Company or which might harm the Company's image or reputation, including but not limited to: (i) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (ii) the terms upon which the Company obtains products or services from its vendors; (iii) the nature, origin, composition and development of the Company's products; (iv) the way in which the Company provides products and services to customers; (v) information provided by third parties which the Company has a duty to protect from disclosure.

                           (5) "Trade Secrets" means Confidential Information
which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

                  (b) Duty of Confidentiality. Executive agrees that for a period of two (2) years after the cessation of his employment for any reason, Executive shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets belonging to the Company, so long as the information remains a Trade Secret or remains confidential. This provision does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure.

                  (c) Return of Property and Information. Executive agrees to return all of the Company's property in his possession within seven (7) days following the cessation of his employment unless otherwise agreed by the Company.

                  (d) Non-Competition Covenant. Executive agrees that for a two
(2)-year period following the cessation of employment for any reason, Executive will not compete with the Business by performing activities of the type performed by Executive for the Company within one year prior to Executive's termination. Likewise, Executive will not


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perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure by Section 7(b) of this Agreement. This paragraph restricts competition only within the geographic area listed on Schedule 1 which is attached to this Agreement and incorporated herein by reference.

                  (e) Non-Solicitation Covenant. Executive agrees that for a period of two (2) years following the cessation of his employment for any reason, he will not directly or indirectly solicit or attempt to solicit any business in competition with the Business from any of the Company's customers or vendors with whom Executive had Material Contact during the last year of Executive's employment with the Company.

                  (f) Non-Recruitment of Company Employees. Executive agrees that for a period of two (2) years following the cessation of his employment for any reason, Executive will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

                  (g) Duties Prior to Cessation of Employment. Nothing contained in Section 7 of this Agreement shall limit or diminish Executive's fiduciary duty and duty of loyalty to act in the Company's best interests at all times while acting as its Chief Executive Officer.

         8. INDEMNIFICATION. The Company shall, to the fullest extent permitted by its certificate of incorporation and by-laws, indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing his duties for the Company Entities with respect to any claims, regardless of whether such claims arose on, prior to, or after August 8, 2000. The Company represents that it has maintained and will continue to maintain appropriate directors and officers' liability insurance to satisfy its obligations under this Section 8, but the Company acknowledges that its obligations under this
Section 8 are not dependent on the availability of either such insurance or payments thereunder.

         9. ASSIGNMENT. The rights and obligations of the Executive and the Company under this Employment Agreement shall inure to the benefit of the parties and shall be binding upon the Company and upon the successors and assigns of the Company. The Executive may not assign his rights or obligations hereunder.

         10. NOTICES. All notices and requests hereunder shall be in writing and shall be delivered in person, or by certified mail, return receipt requested, postage prepaid, to the Company with a copy to Chief Financial Officer, Carmike Cinemas, Inc., P.O. Box 391, Columbus, GA 31902-0391 and if to the Executive, addressed to him at P. O. Box 391, 1301 First Avenue, Columbus, GA 31901-2109.


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                  Such notices and requests shall be deemed delivered on the date on which personally delivered, or if delivered by certified mail, return receipt requested, the date sent. Either party may change his or its address for receipt of notices and requests hereunder by notice duly given to the other party in accordance with the provisions of this Section.

         11. GOVERNING LAW. The laws of the State of Georgia shall govern all questions relative to the interpretation and construction of this Employment Agreement, and to the performance hereof.

         12. SEVERABILITY. In case any one or more of the provisions or part(s) of a provision contained in this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part(s) of a provision of this Employment Agreement, but this Employment Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part(s) of a provision had never been contained herein, and such provision or part(s) reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

         13. WAIVER. No waiver by either party of any default hereunder, or by the other shall in any way prejudice the waiving party with respect to any subsequent default hereunder (whether or not similar) by the other party.

         14. HEADINGS OF NO EFFECT. The headings and captions hereof have been inserted solely for convenience of reference, and shall in no way define, limit or describe any of the provisions of this Employment Agreement.

         15. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties; it may not be changed orally, but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         16. ARBITRATION. The exclusive procedure for resolution of any dispute under this Agreement shall be by arbitration in Atlanta, GA before one arbitrator, in accordance with the rules then existing of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The cost of arbitration, if any, shall be divided equally between the parties. Each party shall otherwise bear its or his own expense.

         17. PRIOR AGREEMENTS. This Employment Agreement supersedes any previous employment agreement, and same are null and void, and of no legal effect whatsoever.


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         18. SURVIVAL. The provisions of Sections 2(d), 6(e), 7 and 8 shall specifically survive termination of the Employment Period.


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         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                                      THE COMPANY:

                                      CARMIKE CINEMAS, INC.


                                      BY: /s/ Martin A. Durant
                                         -------------------------------
                                              Authorized Signature


                                      THE EXECUTIVE:

                                          /s/ Michael W. Patrick
                                         -------------------------------
                                              MICHAEL W. PATRICK


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                                                                   SCHEDULE 1 TO
                                                            EMPLOYMENT AGREEMENT
                                                            WITH MICHAEL PATRICK


                     GEOGRAPHIC AREA SUBJECT TO SECTION 7(d)

Alabama
Arkansas
Colorado
Delaware
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maryland
Michigan
Minnesota
Missouri
Montana
Nebraska
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Pennsylvania
South Carolina
South Dakota
Tennessee
Texas
Utah
Virginia
Washington
West Virginia
Wisconsin
Wyoming


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